Exhibit 99.1

The B2 Fighting Series Presents: An Action-Packed MMA Metaverse Spectacular, Live from the Aquarium Casino in Decentraland on Saturday March 26

B2FS 153 Live from Alabama & Vegas City, and on Apple TV, Amazon Fire TV, and streaming PPV

TAMPA, FL, March 8, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital,Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that B2FS 153, which will take place on March 26 in Dothan, Alabama, will be the Company’s first MMA event hosted live in the metaverse.

In addition to taking place live from the Dothan City Civic Center, and in addition to being broadcast live on Pay-Per-View and over the B2 Fighting Series apps on Amazon Fire TV and Apple TV, B2FS 153 will also take place virtually at the Aquarium Casino in the Vegas City district in Decentraland (-140,127).

“We are pushing to the next level again by hosting one of the first top-tier professional combat sports events ever to take place live in the metaverse,” commented Greg P. Bell. “I have been involved in the implementation of new and emerging technologies my entire career from airways to cable, cable to satellite, and satellite to internet TV. Connecting our B2 Fighting Series audience to the Meta Verse is staying ahead of the curve once gain. We have some extremely exciting matchups to showcase at B2FS 153, and our fighters know they will have an unprecedented breadth of coverage. Everyone who steps into that B2 cage on March 26 will know the bright lights of an even bigger stage could be just one spectacular KO away!”

As announced last week, the Company has recently partnered with Metaskins Studios SAS (“Metaskins”) for the live distribution of multiple B2 Fighting Series events in the metaverse. Metaskins will also help to promote the B2 Digital and B2 Fighting Series brands within the metaverse, reaching up to hundreds of thousands of people belonging to an entirely untapped audience through its vast networks and metaverse-centered promotional strategies.

David Cummings, Co-Founder of Metaskins, stated, “The B2 Fighting Series has clearly emerged to become one of the top brands in the MMA space over the past two years, featuring real star power and possibly even better action than we see at some of the more established platforms in combat sports. This is what the metaverse was made for – it’s a fresh way to find the excitement of live attendance at a premier event. And Metaskins is ready to help Greg and his team make history on March 26!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com